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                    [AKIN GUMP STRAUSS HAUER & FELD LLP LOGO]

                                                                     EXHIBIT 5.1

                                  March , 2003

Plains Exploration & Production Company
500 Dallas Street, Suite 700
Houston, Texas  77002

          Re:  Registration Statement on Form S-4, as amended
               (Registration No. 333-103149)

Ladies and Gentleman:

We have acted as special counsel to Plains Exploration & Production Company, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of 3TEC Energy Corporation, a Delaware corporation, with and into PXP Gulf Coast Inc., a Delaware corporation and wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger dated as of February 2, 2003 (the "Merger Agreement"). We have also acted as counsel to the Company in connection with the preparation of the Company's Registration Statement on Form S-4 (as amended, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration by the Company of up to 19,482,455 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be issued in the Merger in accordance with the terms of the Merger Agreement. At your request, certain legal matters in connection with the Shares are being passed upon for you by us.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have also examined the Registration Statement, together with the exhibits thereto, and such certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered necessary or appropriate for the purposes of giving this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and, when the conditions to the Merger set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under

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the Act) and the Merger has been effected in accordance therewith, will be validly issued, fully paid and non-assessable.

The opinions in this letter are qualified in their entirety and subject to the following:

     A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

     B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

     C. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the proxy statement/prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.